Exhibit 99.1

April 23, 2004                                       Steven F. Nicola
								     Chief Financial Officer,
									Secretary & Treasurer
								     412:442-8262



MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES CONTINUATION OF ITS STOCK REPURCHASE PROGRAM



PITTSBURGH, PA, APRIL 23 2004-- Matthews International Corporation (NASDAQ
NMS: MATW) announced today that its Board of Directors approved a continuation of the Company's stock repurchase program. Previously, on four separate occasions, the Board had approved repurchasing a total of eight million shares, or two million shares for each authorization. The most recent of these authorizations (April 2000) has been substantially completed. The current authorization allows Matthews to purchase up to an additional 2,000,000 shares of the Company's common stock.

David M. Kelly, Chairman of the Board of Directors stated that, "The repurchase program continues to be an important element in the Company's fiscal management. We believe the program is an effective use of the Company's financial resources, particularly given the current value of Matthews common stock and the Company's consistent financial performance."

The repurchase program is designed to increase shareholder value, enlarge the Company's holdings of its common stock, and add to earnings per share. Repurchased shares may be retained in treasury, utilized for acquisitions, or reissued to employees or other purchasers. Since the inception of this program, the Company has purchased approximately 18 percent of its total outstanding shares.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products, caskets and cremation equipment for the cemetery and funeral home industries, and custom made products which are used to identify people, places, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremators and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products, components and containers.